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                   HILTON HOTELS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (dollar amounts in millions) (unaudited)


                                                   Nine months ended
                                                      September 30,                             Years Ended December 31,
                                                 ----------------------   --------------------------------------------------------
                                                    1996         1995        1995        1994       1993        1992        1991
                                                 ---------    ---------   ---------   ---------  ---------   ---------   ---------
Income before income taxes
   and minority interest (1)                        $223.0       $150.2      $261.5      $183.6     $156.2      $156.8      $121.3

Add:

   Interest expense (1)                               61.6         82.2       114.3        95.2       89.9        74.2        68.9

   Distributions from less than 50% owned              8.5          7.6        13.5        12.1        6.4         4.8         5.2

   Interest component of rent expense (1) (2)          2.8          2.5         3.5         3.0        2.9         2.7         2.3
                                                 ---------    ---------   ---------   ---------  ---------   ---------   ---------
Earnings available for fixed charges                $295.9       $242.5      $392.8      $293.9     $255.4      $238.5      $197.7
                                                 ---------    ---------   ---------   ---------  ---------   ---------   ---------
                                                 ---------    ---------   ---------   ---------  ---------   ---------   ---------
Fixed charges:
   Interest expense (1)                              $61.6        $82.2      $114.3       $95.2      $89.9       $74.2       $68.9

   Capitalized interest                                5.7          2.6         3.3         8.4        2.1         4.9         5.2

   Interest component of rent expense (1) (2)          2.8          2.5         3.5         3.0        2.9         2.7         2.3
                                                 ---------    ---------   ---------   ---------  ---------   ---------   ---------
Total fixed charges                                  $70.1        $87.3      $121.1      $106.6      $94.9       $81.8       $76.4
                                                 ---------    ---------   ---------   ---------  ---------   ---------   ---------
                                                 ---------    ---------   ---------   ---------  ---------   ---------   ---------

Ratio of earnings to fixed charges                    4.2x         2.8x        3.2x        2.8x       2.7x        2.9x        2.6x
                                                 ---------    ---------   ---------   ---------  ---------   ---------   ---------
                                                 ---------    ---------   ---------   ---------  ---------   ---------   ---------

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(1)  Includes unconsolidated 50% owned companies.

(2)  Assuned interest component to be one-third of rent expense.